Exhibit 2.3

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on [    ], 2022, and sets forth the terms and conditions pursuant to which Kensington Capital Acquisition Corp. IV, a Cayman Islands exempted company (“Kensington”), shall effect a domestication into a Delaware corporation (the “Domestication”) pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”).

WHEREAS, Kensington is a Cayman Islands exempted company and was formed on March 19, 2021, by filing an application for registration with the Registrar of Companies of the Cayman Islands and is validly existing under the laws of the Cayman Islands;

WHERAS, Kensington is a party to that certain Business Combination Agreement, dated as of May 11, 2022, by and between Kensington, Kensington Capital Merger Sub Corp., a Delaware corporation and wholly-owned direct subsidiary of Kensington, and Amprius Technologies, Inc., a Delaware corporation;

WHEREAS, the shareholders of Kensington and the board of directors of Kensington (the “Board”) has authorized and approved the Domestication and has authorized, adopted and approved this Plan of Domestication, the Certificate of Incorporation (as defined below) and the Certificate of Domestication (as defined below), each in accordance with the requirements of Section 388 of the DGCL; and

NOW, THEREFORE, in consideration of the foregoing, Kensington agrees as follows:

1.

Domestication. Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), Kensington will be converted into a Delaware corporation pursuant to Section 388 of the DGCL under the name “Amprius Technologies, Inc.” (the “Corporation”) and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as Kensington. Kensington will not be required to wind up its affairs or pay its liabilities and distribute its assets by reason of the Domestication, and the Domestication will not be deemed to constitute a dissolution of Kensington and will constitute a continuation of the existence of Kensington in the form of a Delaware corporation.

2.

Effective Time. Kensington will file the Certificate of Domestication, in the form attached hereto as Exhibit A (the “Certificate of Domestication”), and the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware pursuant to Section 103 of the DGCL.

3.	Conversion of Securities. At the Effective Time, as a result, and by virtue, of the Domestication:

(a)

each of Kensington’s then issued and outstanding Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), and Class B ordinary shares, par value $0.0001 per share, will convert automatically and without further action, on a one-for-one basis, into one share of common stock, par value $0.0001 per share (“Common Stock”), of the Corporation having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(b)

each of Kensington’s then issued and outstanding redeemable warrants will convert automatically and without further action into a warrant to acquire one share of the Corporation’s Common Stock, pursuant to the Warrant Agreement, dated March 1, 2022, between Kensington and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”);

(c)

each of the then issued and outstanding private placement warrants of Kensington will convert automatically and without further action into a warrant to acquire one share of the Corporation’s Common Stock, pursuant to the Warrant Agreement;

(d)

each of the then issued and outstanding units of Kensington that is comprised of one Class A Ordinary Share and two warrants, each to acquire one Class A Ordinary Share, that have not been previously separated into the underlying Class A Ordinary Shares and warrants of Kensington will be cancelled and will entitle the holder thereof to one share of Common Stock of the Corporation and two redeemable warrants to each acquire one share of Common Stock of the Corporation; and

(e)

each of the then issued and outstanding units of Kensington that is comprised of one Class A Ordinary Share and one warrant to acquire one Class A Ordinary Share that have not been previously separated into the underlying Class A Ordinary Shares and warrants of Kensington will be cancelled and will entitle the holder thereof to one share of Common Stock of the Corporation and one redeemable warrant to acquire one share of Common Stock of the Corporation.

4.

Tax Matters. For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

5.

Governing Documents. (i) At the Effective Time, the Amended and Restated Memorandum and Articles of Association of Kensington, adopted by special resolution dated January 20, 2022, and effective on March 1, 2022, shall be terminated and be of no further force or effect and (ii) from and after the Effective Time, the Certificate of Incorporation and the Bylaws of the Corporation in the form attached hereto as Exhibit C (the “Bylaws”), shall govern the affairs of the Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6.

Board of Directors. Each member of the Board as of immediately prior to the Effective Time shall be a director of the Corporation from and after the Effective Time, each of whom shall serve as directors of the Corporation until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

7.

Officers. Each officer of Kensington as of immediately prior to the Effective Time shall be an officer of the Corporation from and after the Effective Time, and shall retain the same title with the Corporation from and after the Effective Time as he or she had with Kensington immediately prior to the Effective Time, each of whom shall serve until such time as their respective successors have been designated by the board of directors of the Corporation, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

8.	Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 388(i) of the DGCL.

9.

Further Assurances. If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, Kensington and its directors and authorized officers shall be deemed to have granted to the Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of the Corporation are fully authorized in the name of Kensington or otherwise to take any and all such action.

10.	Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of Kensington as of the date first written above.

KENSINGTON CAPITAL ACQUISITON CORP. IV

By:
Name:	Daniel Huber
Title:	Chief Financial Officer

[Signature Page to Plan of Domestication]

Exhibit A

Certificate of Domestication

[See Attached]

Exhibit B

Certificate of Incorporation

[See Attached]

Exhibit C

Bylaws

[See Attached]